October 9, 2012

Eagle Rock Announces 17% Increase in Upstream Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) today announced that effective October 1, 2012, the upstream component of the borrowing base under its senior secured credit facility has been increased to $400 million by its commercial lenders as part of the Partnership's regularly scheduled semi-annual redetermination of the upstream component of the borrowing base. This represents an increase of approximately $58 million over the previous upstream component of the borrowing base.
The Partnership's total borrowing base, including its midstream component (as last determined as of June 30, 2012) and giving effect to the new upstream component, is approximately $780 million. The total borrowing capacity under the senior secured credit facility is limited to the lower of the borrowing base and the total lender commitments, which remain unchanged at $675 million.
The upstream component of the Partnership's borrowing base is redetermined semi-annually effective April 1 and October 1, while the midstream component is calculated quarterly with delivery of the Partnership's financial statements.
About the Partnership
The Partnership is based in the United States and is a domestically-focused, growth-oriented limited partnership engaged in the business of (i) gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing NGLs; and crude oil logistics; and (ii) developing and producing interests in oil and natural gas property interests.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations